BUSINESS ANALYSIS
LETTER OF INTENT

This Letter of Intent ("Agreement") is between ADVAXIS, INC. ("ADVAXIS"), The Technology Centre of New Jersey, Suite 117, 675 U.S. Route 1, North Brunswick, NJ 08902, including its successors, assigns, affiliates, and subsidiaries, and NUMODA CORPORATION ("NUMODA"), The Curtis Center, 601 Walnut Street, 9th Floor, Philadelphia, PA 19106. The parties agree that, while the parties are negotiating a Master Agreement and related Project Agreement (collectively, "MA/PA") regarding Assistance to ADVAXIS, in the Conduct of Protocol titled "A Randomized, Single Blind, Placebo Controlled Phase 2 Study to Assess the Safety, Efficacy, and Immunogenicity of Lovaxin C for the Treatment of Cervical Intraepithelial Neoplasia Grade 2/3" (the "Project"), ADVAXIS requests that NUMODA, and NUMODA agrees to, perform the following services relating to the Project (the "Services"):

SERVICES:

- Comparison of Assumption/Specifications - Standardized
- Comparison of Cost/Fees - Standardized
- Comparison of Costs/Fees - Normalized
- Comparison of Costs - Equalized
- Comparison of Cost - Professional Fees Chart
- Prepare a Business Analysis Report

PAYMENTS:
The standard fee for the above Services is $25,000, however, as a special executive exception for ADVAXIS, NUMODA agrees to charge, and ADVAXIS agrees to pay NUMODA by December 24, 2008, the amount of $15,000 ("Payment"), which shall be applied to the above listed Services. If the parties enter into a Project Agreement regarding the Project, this Agreement will terminate and all monies paid under this Agreement will be applied toward, and reconciled with, the payments specified in the Project Agreement. NUMODA may provide such additional Services as ADVAXIS may request and NUMODA may agree in writing to perform. In such event, ADVAXIS shall pay NUMODA's standard fees for such services.

INTENTIONS:
While NUMODA is performing the Services, the parties intend to negotiate in good faith an MA/PA for the Project. These agreements will reflect ADVAXIS's intention to engage NUMODA for Integrator/General Contractor services for the Project.

TERMINATION:
Except as otherwise noted herein, this Agreement will terminate the earlier of: the parties entering into an MA/PA regarding the Project, or sixty (60) days after the effective date of this Agreement. Either party may terminate this Agreement upon fifteen days' written notice. Any payment obligations shall survive termination.

MUTUAL INDEMNIFICATIONS AND LIMITED LIABILITIES:
Each party to this Agreement shall indemnify and hold harmless the other party and its affiliates, and their officers, employees, and directors, from any damages or expenses (including attorney fees) that the other party incurs due to third-party claims or investigations relating to the Services to the extent such damages or expenses are solely caused by the negligence, gross negligence or willful misconduct of that party. Each party to this Agreement further limits its liability to the other party in relation to its performance of this Agreement. Except in the case of liability for willful misconduct, neither party shall be liable to the other party for any loss suffered which is in the nature of loss of profits, opportunities, nor goodwill relating to the Services performed hereunder.

MUTUAL CONFIDENTIALITY:
This Agreement incorporates by reference the provisions of the Mutual Confidentiality Agreement entered into by the parties on October 10, 2008.

EFFECTIVE DATE:
This Agreement is effective as of the last date signed below.

ACCEPTED AND AGREED TO AS OF THE DATE LAST SIGNED BELOW:

ADVAXIS, INC.	NUMODA CORPORATION
By: [signature]	By: [signature]
Printed Name: Thomas A. Moore	Printed Name: Ann Vuciminhi
Title: Chairman & CEO	Title: COO
Date: 11/20/08	Date: 11/20/08